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                                  EXHIBIT 99






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                                                                    Exhibit 99

COBANCORP INC.

                                                     November 3, 1997
                                                     For immediate release
                                                     Contact: Lois E. Gunning
                                                     Corporate Secretary
                                                     CoBancorp Inc.
                                                     Elyria, Ohio 44035
                                                     (216) 284-6422

CoBancorp Inc. to be Acquired by FirstMerit Corporation

Elyria, Ohio - CoBancorp Inc. (NASDAQ: COBI), the holding company for PREMIERBank & Trust and Jefferson Savings Bank, announced today the signing of a definitive agreement to be acquired by FirstMerit Corporation (NASDAQ: FMER).

Under the terms of the agreement, each share of CoBancorp Inc. common stock will be exchanged for $44.50 in cash or for shares of common stock of FirstMerit with a market value per share of $44.50, based upon the market value of FirstMerit common stock during a period prior to closing of the transaction, subject to adjustment as provided for in the definitive agreement. CoBancorp shareholders may elect to exchange their common stock for either common stock of FirstMerit, or $44.50 in cash, provided that no less than 30 percent and no more than 49 percent of the total transaction value will be paid in cash.

In connection with the transaction, CoBancorp has provided FirstMerit with an option to acquire up to 19.9 percent of its common stock under certain conditions.

John S. Kreighbaum, Chairman, President and Chief Executive Officer of CoBancorp, stated, "The merger of CoBancorp, which currently holds the dominant market share position in Lorain County, with FirstMerit Corporation will create the premier financial institution serving the Lorain County/Western Cleveland market. CoBancorp's philosophy of providing exceptional community banking services to the communities it serves is extremely compatible with that of FirstMerit, which will provide both CoBancorp's and FirstMerit's customers the same high level of service they have received in the past. Given FirstMerit's greater financial resources, the combined institution will provide increased access to more convenient and technologically advanced banking services. As a result of the transaction, our shareholders should be provided significant value enhancement, superior liquidity and continued access to excellent banking services."

CoBancorp, headquartered in Elyria, Ohio, has approximately $602 million in deposits and 39 branches in Ohio. FirstMerit Corporation is a $5.2 billion holding company which operates 128 full-service banking offices and 153 automated teller machines within the state of Ohio.